                      Securities and Exchange Commission

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports

Under sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                    Commission File Number: 0-30589

                        INTERCONTINENTAL HOLDINGS, INC.

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             (Exact name of registrant as specified in its charter)

                             3 Broad Street

                             Suite 300

                             Charleston, South Carolina 29401

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    (Address, including zip code, and telephone number, including area code,

                  of registrant's principal executive offices)

                     Common Stock, par value $0.001 per share

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            (Title of each class of securities covered by this Form)

                                      None

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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [   ]        Rule 12h-3(b)(1)(ii)   [   ]

             Rule 12g-4(a)(1)(ii)  [ x ]        Rule 12h-3(b)(2)(i)    [   ]

             Rule 12g-4(a)(2)(i)   [   ]        Rule 12h-3(b)(2)(ii)   [   ]

             Rule 12g-4(a)(2)(ii)  [   ]        Rule 15d-6             [   ]

             Rule 12h-3(b)(1)(i)   [   ]

Appropriate number of holders of record as of the certification or notice date:  300

Pursuant to the requirements of the Securities and Exchange Act of 1934

Global Eco-Logical Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        INTERCONTINENTAL HOLDINGS, INC., an

                                        Oklahoma corporation

    DATE: May 26, 2006                  BY:  /s/ Gary L. Mays

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                                              Gary L. Mays, President and

                                              Chief Executive Officer

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the

General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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